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                                                                       Exhibit 5



                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, N.Y. 10017-3954
                                 (212) 485-2000

                                   ----------

                            FACSIMILE: (212) 455-2502


                                               February 27, 2001


PRIMEDIA Inc.
745 Fifth Avenue
New York, New York 10151

Ladies and Gentlemen:

      We have acted as counsel to PRIMEDIA Inc., a Delaware corporation ("PRIMEDIA"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares (the "Shares") of Common Stock, par value $.01 per share, of PRIMEDIA to be issued by PRIMEDIA pursuant to (i) the PRIMEDIA Inc. 2001 Stock Purchase and Option Plan and (ii) the stock option plans listed on Schedule A hereto (collectively, the "Plans") to be assumed by PRIMEDIA pursuant to the Agreement and Plan of Merger, dated as of October 29, 2000, as amended on January 2, 2001 (the "Merger Agreement"), among PRIMEDIA, Abracadabra Acquisition Corporation, a wholly owned subsidiary of PRIMEDIA, and About.com, Inc.

      We have examined the Plans and the Merger Agreement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of PRIMEDIA, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.


            COLUMBUS                    LOS ANGELES         PALO ALTO
 LONDON                    HONG KONG                 TOKYO             SINGAPORE

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SIMPSON THACHER & BARTLETT

  PRIMEDIA Inc.                        -2-                    February 27, 2001


      In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

      Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, upon the issuance of the Shares in accordance with the terms of the applicable Plan and payment of the consideration, if any, payable therefor pursuant to terms of the applicable Plan, such Shares will be validly issued, fully paid and nonassessable.

      We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

      We hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.


                                       Very truly yours,

                                       /s/ Simpson Thacher & Bartlett

                                       SIMPSON THACHER & BARTLETT
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PRIMEDIA Inc.                         -3-                     February 27, 2001



                                   SCHEDULE A


About.com, Inc. Amended and Restated 1999 Non-Officer Stock Option/Stock Issuance Plan
Expertcentral.com, Inc. 1999 Stock Incentive Plan
Glowbug.com, Inc. 2000 Stock Option/Stock Issuance Plan
Form of Sombasa Media, Inc. Incentive Stock Option Agreement, 1999 Stock Plan 1999 Stock Option Plan of Wiseads Interactive,Inc.
About.com, Inc. Amended and Restated 1998 Stock Option/Stock Issuance Plan North Sky, Inc. (formerly Direct Connect, Inc.) 1997 Stock Option Plan